CLAYMORE TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

     Claymore Trust (the "Trust") hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which sets forth the separate distribution arrangements and expense allocations of each class of shares of the separate authorized series of the Trust.

CLASS CHARACTERISTICS

     Each class of shares will represent an interest in the same portfolio of investments of a series of the Trust and be identical in all respects to each other class, except as set forth below.

     CLASS A: Class A shares will be subject to an initial sales charge and a Rule 12b-1 service fee with a maximum annual fee of .25% of average daily net assets.

     CLASS C: Class C shares will not be subject to an initial sales charge, but will be subject to a contingent deferred sales charge of 1% on shares held less than 12 months, a Rule 12b-1 distribution fee with a maximum annual fee of .75% of average daily net assets and a Rule 12b-1 shareholder service fee with a maximum annual fee of .25% of average daily net assets.

     The only differences among each class of shares of the same series will relate solely to:

     (a) distribution fee payments associated with a Rule 12b-1 plan for a particular class of shares and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto), which will be borne solely by shareholders of such class;

     (b) shareholder service fee payments associated with a Rule 12b-1 Plan or Shareholder Service Agreement for a particular class of shares and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto if applicable, which will be borne solely by shareholders of such class);

     (c) different class expenses, which will be limited to the following expenses determined by the Trustees to be attributable to a specific class of shares:

          (i) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class;

          (ii) Securities and Exchange Commission registration fees and state "blue sky" fees incurred by a specific class;

          (iii) litigation or other legal expenses relating to a specific class;

          (iv) Trustee fees or expenses incurred as a result of issues relating to a specific class;

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          (v)  accounting expenses relating to a specific class; and

          (vi) voting rights related to any Rule 12b-1 Plan affecting a specific class of shares;

     (d)  different transfer agency fees attributable to a specific class;

     (e)  exchange privileges; and

     (f)  class names or designations.

     Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of any series of the Trust shall be so applied to such class of shares of a series of the Trust upon approval by a majority of the Trustees, including a majority of Trustees who are not interested persons of the Trust.

INCOME AND EXPENSE ALLOCATION

     Certain expenses attributable to the Trust, and not to a particular series, will be borne by each series on the basis of the relative aggregate net assets of the series. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of such series on the basis of relative net assets of the classes. Notwithstanding the foregoing, the investment manager or other service provider may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

     A class of shares may bear expenses that are directly attributable to such class as set forth above.

DIVIDENDS AND DISTRIBUTIONS

     Dividends and other distributions paid by a series of the Trust to each class of shares, to the extent that any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, shareholder service fees and class expenses allocated to a class will be borne exclusively by that class.

EXCHANGES

     To the extent exchanges are permitted, shares of any series of the Trust will be exchangeable with shares of the same class of shares of another series of the Trust or another registered investment company (or series thereof) in the Claymore family of funds as described in the prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

     Generally, shares will not convert automatically into shares of another class.

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GENERAL

     Any distribution arrangement of the Trust or any services, including distribution fees pursuant to Rule 12b-1 under the 1940 Act and any initial sales charge or contingent deferred sales charges, will comply with Article III,
Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

     Any material amendment to this Plan must be approved by a majority of the Board of Trustees of the Trust, including a majority of those Trustees who are not interested persons of the Trust.

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Adopted:  May 27, 2005

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